EXHIBIT 99.1

     Genius Products, Inc. Names Trevor Drinkwater Executive
                     Vice President of DVD Sales;
         Drinkwater to Oversee Genius' Branded Retail Network

    SAN DIEGO--(BUSINESS WIRE)--July 13, 2004--Genius Products, Inc. (OTCBB:GNPI) has appointed Trevor Drinkwater to the position of Executive Vice President of DVD Sales, it was announced by Klaus Moeller, CEO.
    In his newly created position, Drinkwater will be responsible for sales of Genius' extensive branded library of classic film and television titles along with the successful Baby Genius(TM) line of DVDs for preschoolers. In addition, he will oversee the Genius Branded Retail Network, a vast distribution network created by Genius Products that consists of home entertainment retailers of all sizes.
    Boasting such well-established and highly recognized brands as TV Guide(TM), AMC(TM) and Hollywood Movie & TV Classics(TM), which uses the famed Hollywood(TM) sign as its logo, the Genius Branded Retail Network extends nationwide to both traditional home entertainment retailers and non-traditional platforms including direct response, dollar stores and specialty and gift retailers.
    At VSDA, Drinkwater will be seeking new retail outlets for the distribution network. Howard Balaban, EVP of New Business, will be seeking new content partners who can simply plug their titles into the existing retail network and take advantage of Genius' marketing partnerships with these high-profile brands.
    "The Genius Branded Retail Network offers content holders an established channel of distribution that reaches tens of thousands of retail outlets and is backed by Genius Products, a respected leader in the home entertainment industry," said Drinkwater. "Genius' reputation as a distributor together with the instant credibility provided by such strong brands offers content providers powerful marketing muscle in the crowded home entertainment marketplace."
    Drinkwater comes to Genius Products with more than 15 years of senior management experience in the home entertainment and consumer products industries. He joins Genius from Take-Two Interactive Software, Inc. (TTWO) where he most recently served as Chief Operating Officer. Prior to Take-Two, Drinkwater served as Senior Vice President of Sales for Warner Home Video.
    Drinkwater began his career at Nestle Waters, formerly known as The Perrier Group of America, as an entry-level sales person and progressed to General Manager during his 10-year tenure. He earned his degree in Business Administration, Marketing and Economics at the University of Colorado.
    "I am extremely excited to have Trevor join our executive team. I feel that this validates the direction that Genius is taking in the fast-growing DVD business. Trevor brings with him years of experience and contacts that are invaluable to our company," said Moeller.

    TV GUIDE

    Branded with one of the most recognized logos in the world of television, the TV Guide Collection is the ultimate DVD offering for fans of the best programming in TV history at value pricing, underscored by the one TV resource that America relies on more than any other. TV Guide senior editors provide unique insight into each digitally remastered and sound enhanced collection, selecting and approving each series and episode. Titles in the collection include such TV classics as "The Adventure of Ozzie & Harriet," "The Rifleman," and "The Dick Van Dyke Show."
    STREET: August 2004

    AMC

    As America's movie entertainment television destination, AMC (American Movie Classics(TM)) is among the most trusted consumer brands in classic and contemporary movie entertainment and information. The AMC line of DVDs is a must-have series of collectible movie titles featuring the biggest classic movie titles and stars at a value price never seen before.

TITLE:    AMC MOVIES
STREET:   New titles available every month
          4 Movies on each 2-DVD Pack
          2 Movies on one DVD
SYNOPSIS: A collection of digitally remastered and sound enhanced classic movie titles featuring such stars as Cary Grant, James Cagney and Vivien Leigh presented in outstanding retail point-of-purchase displays.

TITLE:    AMC MONSTERFEST(TM) COLLECTION
STREET:   Available Now
          4 Movies on each 2-DVD Pack
SYNOPSIS: A collection of 24 digitally remastered and sound enhanced classic horror films featuring filmdom's creepiest tales and biggest stars including Boris Karloff and Bela Lugosi.

    HOLLYWOOD MOVIE & TV CLASSICS

    Featuring such Hollywood icons as John Wayne, Cary Grant, Marilyn Monroe and Elizabeth Taylor, the Hollywood Movie & TV Classics line of DVDs offers digitally remastered and sound enhanced, classic feature films and television programs at value pricing. Branded with the universally recognized Hollywood sign, Hollywood Movie & TV Classics are available to retailers in either 120 or 480 count displays.

TITLE:    HOLLYWOOD MOVIE CLASSICS(TM)
STREET:   New Collection Available Every 60 Days

TITLE:    HOLLYWOOD TELEVISION CLASSICS(TM)
STREET:   New Collection Available Every 60 Days

    About Genius Products, Inc.

    Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under Baby Genius(TM), Kid Genius(TM) and other licensed brands such as Guess How Much I Love You(TM), Paddington Bear(TM), Raggedy Ann & Andy(TM) and the AMC and TV Guide brand names. Our products are distributed at major retail stores nationwide such as Target, Wal-Mart, Kmart, Sams Club, Costco, Toys R Us, Babies R Us, Borders, Best Buy and Shopko. We also license the Baby Genius brand to third-party companies for a variety of products, including books, apparel and infant care products. Promotional partners include The World Famous San Diego Zoo, Playtex, Fazoli's and Child Magazine.

    Safe Harbor Statement

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect our business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include our ability to grow our business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in our filings with the Securities and Exchange Commission.

    CONTACT: SSA Public Relations
             John Russel, Elliott Chang, 818-501-0700 (Los Angeles) Erica Viana, 212-679-4750 (New York)